EXHIBIT 10.5
Non-Employee Director Stock Option Agreement – 2023

2023 NON-EMPLOYEE DIRECTOR STOCK OPTION AGREEMENT
A Stock Option (the “Option”) granted by Newell Brands Inc., a Delaware corporation (the “Company”), to the individual (the “Optionee”) named in the notice of the Option provided to the Optionee (the “Award”), for common stock, par value $1.00 per share (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Newell Brands Inc. 2022 Incentive Plan, a copy of which is provided to the Optionee and the terms of which are hereby incorporated by reference (the “Plan”). Unless otherwise provided herein, capitalized terms of this Agreement shall have the same meanings ascribed to them in the Plan.
1.Stock Option Grant. Subject to the provisions set forth herein and the terms and conditions of the Plan, and in consideration of the agreements of the Optionee herein provided, the Company has granted to the Optionee an Option to purchase from the Company the number of shares of Common Stock, at the purchase price per share, set forth in the Award.
2.Vesting.
(a)Except as described in (b) below, the Optionee shall become vested in his Award upon the earlier of: (i) the first anniversary of the date of the grant of the Award (the “Award Date”); or (ii) the date immediately preceding the date of the Company’s annual meeting of shareholders in the calendar year following the calendar year of the Award Date, provided he remains in continuous service on the Board until such earlier date.
(b)If the Optionee’s service on the Board terminates prior to the vesting date of the Award specified in (a) above due to his death, disability or retirement, the Optionee shall become fully vested in his Award. For this purpose (i) “disability” means (as determined by the Committee in its sole discretion) the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or which can be expected to last for a continuous period of not less than 12 months; and (ii) “retirement” means the Optionee’s retirement in accordance with the Company’s retirement policy for Directors.
(c)If the Optionee’s service on the Board terminates prior to the vesting date of the Award specified in (a) above for any reason other than death, disability or retirement, the Award shall be forfeited to the Company, and no portion of the Award shall thereafter vest.
3.Exercise of Option. Written notice of an election to exercise any portion of the Option shall be given by the Optionee, or his personal representative in the event of the Optionee’s death, in accordance with procedures established by the Company as in effect at the time of such exercise. At the time of exercise of the Option, payment of the purchase price for the shares of Common Stock with respect to which the Option is exercised must be made by one or more of the following methods: (i) in cash, (ii) in cash received from a broker-dealer to whom the Optionee has submitted an exercise notice and irrevocable instructions to deliver the purchase price to the Company from the proceeds of the sale of shares subject to the Option, (iii) by delivery to the Company of other Common Stock owned by the Optionee that is acceptable to the Committee, valued at its Fair Market Value on the date of exercise, or (iv) by certifying to ownership by attestation of such previously owned Common Stock. If applicable, an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to delivery of any certificate for shares of Common Stock must also accompany the exercise. Payment of such taxes may be made by a method specified in the Plan and approved by the Committee.
4.Exercise Following Termination of Board Service with the Company. In the event of the Optionee’s termination of Board service with the Company, vested Options remain outstanding and continue to be exercisable until the (5th) fifth anniversary of the Optionee’s death or termination or, if sooner, the date the Option expires by its terms.
5.Rights as Stockholder. The Optionee shall not be entitled to any of the rights of a stockholder of the Company with respect to the Option, including the right to vote and to receive dividends and other distributions, until and to the extent the Option is settled in shares of Common Stock.
6.Share Delivery. Delivery of any shares in connection with settlement of the Award will be by book-entry credit to an account in the Optionee’s name established by the Company with the Company’s transfer agent, or upon written request from the Optionee (or his personal representative, beneficiary or estate, as the case may be), in certificates in the name of the Optionee (or his personal representative, beneficiary or estate).
7.Option Not Transferable. The Option may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order. The Option shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Option, other than in accordance with its terms, shall be void and of no effect.
8.Administration. The Option shall be administered in accordance with such regulations as the Committee shall from time to time adopt.
9.Expiration of Option. Notwithstanding anything else set forth herein to the contrary, this Agreement shall terminate, and the Option shall expire and be of no further force or effect, on the date that is ten (10) years after the Award Date, unless terminated earlier pursuant to the terms of this Agreement.
10.Governing Law. This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

NEWELL BRANDS INC.

By: /s/ Bradford R. Turner
Title: Chief Legal and Administrative Officer and Corporate Secretary

Participant Name: #ParticipantName#
Employee ID: #EmployeeID#
Grant Type: #GrantType#
Grant Date: #GrantDate#
Grant Date Fair Market Value: #GrantDateFMV#
Quantity Granted: #QuantityGranted#
Grant Acceptance Date: #AcceptanceDate#
Client Grant ID: #ClientGrantID#